Exhibit 99.1

Spartan Motors Reports Fourth Quarter and Full-Year 2019 Results

Business transformation marks significant improvement in profitability and long-term growth opportunities

Full-year EPS from continuing operations up 98% to $1.03;

Adjusted EPS from continuing operations up 88% to $1.24

Novi, Mich., March 12, 2020 - Spartan Motors, Inc. (NASDAQ: SPAR) (the "Company"), the North American leader in specialty vehicle manufacturing and assembly for the commercial and fleet vehicle industries (including last mile delivery, specialty service and vocation-specific upfit markets), as well as for the recreational vehicle markets, today reported operating results for the fourth quarter and full-year periods ending December 31, 2019.

As previously announced, the Company divested its Emergency Response (ER) business effective February 1, 2020. Accordingly, the financial results of ER have been classified as discontinued operations for all periods presented. Unless otherwise noted, financial results presented are based on continuing operations.

Full-Year 2019 Highlights from Continuing Operations

For the full-year 2019 compared to the full-year 2018:

●	Sales increased $186.0 million, or 32.6%, to $756.5 million from $570.5 million. Including the discontinued operations, sales were $1.0 billion compared to $816.2 million.
●	Income from continuing operations increased $18.7 million, or 103.3%, to $36.8 million, or $1.03 per share, from $18.1 million, or $0.52 per share.
●

Adjusted EBITDA increased 80.8% to $64.0 million, or 8.5% of sales, from $35.4 million, or 6.2% of sales. Including the discontinued operations, adjusted EBITDA was $57.7 million compared to $34.4 million. Adjusted EBITDA as a percent of sales would have been approximately 110 basis points higher, or 9.6%, excluding the pass-through impact on sales from the one-time multi-year USPS truck body order.

●

Adjusted net income improved 90.9% to $43.9 million, or $1.24 per share, from $23.0 million, or $0.66 per share. Including the discontinued operations, adjusted net income per share was $1.03 compared to $0.55.

●

Consolidated backlog at December 31, 2019, totaled $336.6 million, up $194.0 million, or 136%, compared to $142.6 million at December 31, 2018, excluding the one-time, multi-year USPS truck body order. The increase was primarily driven by strong demand for vehicles across the entire product portfolio and the acquisitions made throughout the year.

Fourth Quarter 2019 Highlights from Continuing Operations

For the fourth quarter of 2019 compared to the fourth quarter of 2018:

●	Sales increased $6.1 million, or 3.5%, to $180.0 million from $173.9 million. Including the discontinued operations, sales were $247.6 million compared to $233.0 million.
●	Income from continuing operations increased $9.9 million, or 225.0%, to $14.3 million, or $0.40 per share, from $4.4 million, or $0.12 per share.
●

Adjusted EBITDA increased 151.1%, to $23.6 million, or 13.1% of sales, compared to $9.4 million, or 5.4% of sales. Including the discontinued operations, adjusted EBITDA was $23.0 million compared to $7.2 million.

Spartan Motors, Inc.

“I’m incredibly pleased with our strong finish to the year, and I want to thank the entire team for their contributions.   Our results speak to the full organization’s focus on long-term profitable growth, by way of geographic expansion, sustainable operational improvements, and customer-centric sales and service, and have well positioned the company for years to come,” said Daryl Adams, President and Chief Executive Officer. “Today Spartan is more agile and is better positioned to continue to respond to the macro and micro trends that have accelerated changes in our markets. In addition to improving the Company’s liquidity, this transformation will increase profitability, as well as provide us with the speed and flexibility to accelerate growth in our core markets.”

Full-Year 2019 Segment Results from Continuing Operations

For the full-year 2019 compared to the full-year 2018:

Fleet Vehicles and Services (FVS)

FVS segment sales increased $188.3 million, or 48.6%, to $575.9 million from $387.5 million. This increase was driven by higher unit volumes and mix. The sales volume increase in 2019 includes $91.4 million of chassis pass-thru revenues compared to $65.4 million in 2018.

Adjusted EBITDA increased $34.0 million to $60.7 million, or 10.5% of sales, from $26.7 million, or 6.9% of sales, a year ago. The improvement was driven by higher volume, mix and productivity improvements. Adjusted EBITDA as a percent of sales would have been approximately 200 basis points higher, or 12.5%, without the pass-through impact on sales from the USPS order.

The segment backlog at December 31, 2019, totaled $305.9 million, up 191%, compared to $105.0 million at December 31, 2018, which reflects strong demand for vehicles across the Company’s entire product portfolio and excludes the one-time multi-year USPS truck body order.

Specialty Chassis and Vehicles (SCV)

SCV segment sales decreased $7.3 million to $185.9 million, or 3.8%, from $193.2 million a year ago. This was primarily due to a decrease in luxury motor coach chassis sales, partially offset by sales from the Royal Truck Body (Royal) acquisition.

Adjusted EBITDA increased $2.1 million to $20.7 million, or 11.1% of sales, from $18.6 million, or 9.6% of sales, a year ago. The improvement was primarily due to luxury motor coach chassis pricing and the Royal acquisition, partially offset by lower luxury motor coach chassis sales and mix.

The segment backlog at December 31, 2019, totaled $30.7 million, a 19% decrease, compared to $37.7 million at December 31, 2018.

Discontinued Operations

On February 1, 2020, the Company completed the sale of the ER business for $55 million in cash, subject to certain post-closing adjustments. The ER assets and liabilities have been reclassified as held-for-sale in the accompanying balance sheet and ER operating results have been reclassified as discontinued operations for all periods presented in the accompanying financial statements.

2020 Outlook

“Our 2019 financial performance reflects the successful integration of several key acquisitions and the continued momentum in our core markets. As we look to 2020, we are confident that the strategic business transformation will bear positive results and position the Company to provide the industry leading innovative solutions our customers demand. With the proceeds from the recent sale of our ER business, we are well positioned to deploy capital at higher returns that will drive our performance,” continued Adams.

Company outlook for full-year 2020 from continuing operations is expected to be as follows:

●	Revenue to be in the range of $730.0 to $780.0 million, midpoint $755.0 million
●	Net income of $37.0 to $43.0 million, midpoint $40.0 million
●	Adjusted EBITDA of $66.0 - $74.0 million, midpoint $70.0 million
●	Effective tax rate of approximately 22%
●	Earnings per share of $1.04 - $1.20, midpoint $1.12; assuming 35.4 million shares outstanding
●	Adjusted earnings per share of $1.20 - $1.36, midpoint $1.28

“In 2019, we transformed the company and greatly improved our focus within our core markets. We have expanded our U.S. manufacturing presence and have enhanced our product portfolio across all vehicle classes to meet customer demand. With increased resources available to capitalize on emerging opportunities and a strategic eye toward both organic and acquisitive growth, we are optimistic about this year and the foreseeable future,” concluded Adams.

Conference Call, Webcast, Investor Presentation and Investor Information

Spartan Motors will host a conference call for analysts and portfolio managers at 10 a.m. ET today to discuss these results and current business trends. The conference call and webcast will be available via:

Webcast: www.spartanmotors.com/webcasts or click on “Investor Relations” then “Webcasts”

Conference Call: 1-866-652-5200 (domestic) or 412-317-6060 (international); passcode: 10139520

For more information about Spartan, please visit www.spartanmotors.com.

About Spartan Motors

Spartan Motors, Inc. is the North American leader in specialty vehicle manufacturing and assembly for the commercial and retail vehicle industries (including last-mile delivery, specialty service and vocation-specific upfit markets), as well as for recreational vehicle markets. The Company is organized into two core business segments: Spartan Fleet Vehicles and Services and Spartan Specialty Chassis and Vehicles. Today, its family of brands also include Utilimaster, Royal Truck Body, Strobes-R-Us, Spartan Chassis, Spartan Authorized Parts, Spartan Authorized Service Centers, and Spartan Factory Service Centers. Spartan Motors and its go-to-market brands are well known in their respective industries for quality, durability, aftermarket product support and first-to-market innovation. The Company employs approximately 2,900 associates, and operates facilities in Michigan, Indiana, Pennsylvania, South Carolina, Florida, Missouri, California, Arizona, Texas, and Saltillo, Mexico. Spartan reported sales from continuing operations of $757 million in 2019. Learn more about Spartan Motors at www.spartanmotors.com.

This release contains several forward-looking statements that are not historical facts, including statements concerning our business, strategic position, financial projections, financial strength, future plans, objectives, and the performance of our products and operations. These statements can be identified by words such as "believe," "expect," "intend," "potential," "future," "may," "will," "should," and similar expressions regarding future expectations. These forward-looking statements involve various known and unknown risks, uncertainties, and assumptions that are difficult to predict with regard to timing, extent, and likelihood. Therefore, actual performance and results may materially differ from what may be expressed or forecasted in such forward-looking statements. Factors that could contribute to these differences include operational and other complications that may arise affecting the implementation of our plans and business objectives; continued pressures caused by economic conditions and the pace and extent of the economic recovery; challenges that may arise in connection with the integration of new businesses or assets we acquire or the disposition of assets; restructuring of our operations, and/or our expansion into new geographic markets; issues unique to government contracting, such as competitive bidding processes, qualification requirements, and delays or changes in funding; disruptions within our dealer network; changes in our relationships with major customers, suppliers, or other business partners, including Isuzu; changes in the demand or supply of products within our markets or raw materials needed to manufacture those products; and changes in laws and regulations affecting our business. Other factors that could affect outcomes are set forth in our Annual Report on Form 10-K and other filings we make with the Securities and Exchange Commission (SEC), which are available at www.sec.gov or our website. All forward-looking statements in this release are qualified by this paragraph. Investors should not place undue reliance on forward-looking statements as a prediction of actual results. We undertake no obligation to publicly update or revise any forward-looking statements in this release, whether as a result of new information, future events, or otherwise.

CONTACT:

Juris Pagrabs

Group Treasurer & Director of Investor Relations

Spartan Motors, Inc

517-997-3862

Spartan Motors, Inc. and Subsidiaries
Consolidated Balance Sheets
(In thousands, except par value)
(Unaudited)

	December 31,	December 31,
	2019	2018
ASSETS
Current assets:
Cash and cash equivalents	$19,349	$27,439
Accounts receivable, less allowance of $228 and $99	58,874	68,009
Contract assets	10,898	9,229
Inventories	59,456	39,213
Other receivables - chassis pool agreements	8,162	-
Other current assets	5,344	3,952
Current assets held for sale	90,725	97,487
Total current assets	252,808	245,329

Property, plant and equipment, net	40,074	32,485
Right of use assets – operating leases	32,147	-
Goodwill	43,632	22,367
Intangible assets, net	54,061	5,011
Other assets	2,295	2,261
Net deferred tax asset	25,520	7,141
Noncurrent assets held for sale	-	39,190
TOTAL ASSETS	$450,537	$353,784
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$54,713	$73,384
Accrued warranty	5,694	4,407
Accrued compensation and related taxes	15,841	7,678
Deposits from customers	2,640	871
Operating lease liability	5,162	-
Other current liabilities and accrued expenses	15,967	8,620
Short-term debt - chassis pool agreements	8,162	-
Current portion of long-term debt	177	60
Current liabilities held for sale	49,601	43,077
Total current liabilities	157,957	138,097

Other non-current liabilities	4,922	4,058
Long-term operating lease liability	27,241	-
Long-term debt, less current portion	88,670	25,547
Total liabilities	278,790	167,702
Shareholders' equity:
Preferred stock, no par value: 2,000 shares authorized (none issued)	-	-
Common stock, $0.01 par value; 80,000 shares authorized; 35,343 and 35,321 outstanding	353	353
Additional paid in capital	85,148	82,816
Retained earnings	86,764	103,571
Total Spartan Motors, Inc. shareholders' equity	172,265	186,740
Non-controlling interest	(518)	(658)
Total shareholders' equity	171,747	186,082
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$450,537	$353,784

Spartan Motors, Inc. and Subsidiaries
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
Sales	$179,960	$173,916	$756,542	$570,527
Cost of products sold	142,541	154,780	639,509	497,370
Restructuring charges	-	2	6	13
Gross profit	37,419	19,134	117,027	73,144

Operating expenses:
Research and development	1,389	919	4,864	3,771
Selling, general and administrative	17,688	12,333	64,473	46,206
Restructuring charges	46	-	76	649
Total operating expenses	19,123	13,252	69,413	50,626

Operating income	18,296	5,882	47,614	22,518

Other income (expense):
Interest expense	(1,008)	(262)	(1,839)	(1,080)
Interest and other income (expense)	423	(344)	1,370	12
Total other expense	(585)	(606)	(469)	(1,068)
Income from continuing operations before income taxes	17,711	5,276	47,145	21,450

Income tax expenses	3,426	860	10,355	3,334

Income from continuing operations	14,285	4,416	36,790	18,116

Loss from discontinued operations, net of income taxes	(41,952)	(2,581)	(49,216)	(3,104)
Net (loss) income	(27,667)	1,835	(12,426)	15,012
Less: Net income attributable to non-controlling interest	154	-	140	-

Net (loss) income attributable to Spartan Motors, Inc.	$(27,821)	$1,835	$(12,566)	$15,012

Basic earnings (loss) per share
Continuing operations	$0.40	$0.12	$1.03	$0.52
Discontinued operations	$(1.19)	$(0.07)	$(1.39)	$(0.09)
Basic (loss) earnings per share	$(0.79)	$0.05	$(0.36)	$0.43
Diluted earnings (loss) per share
Continuing operations	$0.40	$0.12	$1.03	$0.52
Discontinued operations	$(1.18)	$(0.07)	$(1.39)	$(0.09)
Diluted (loss) earnings per share	$(0.78)	$0.05	$(0.36)	$0.43

Basic weighted average common shares outstanding	35,339	35,210	35,318	35,187

Diluted weighted average common shares outstanding	35,582	35,210	35,416	35,187

Spartan Motors, Inc. and Subsidiaries
Sales and Other Financial Information by Business Segment
(Unaudited)

Year Ended December 31, 2019 (in thousands of dollars)

	Business Segments
	Fleet Vehicles & Services	Specialty Chassis & Vehicles	Other	Consolidated
Fleet vehicle sales	$504,023	$5,278	$(5,278)	$504,023
Motorhome chassis sales	-	127,130	-	127,130
Other specialty chassis and vehicles	-	43,067	-	43,067
Aftermarket parts and assemblies	71,871	10,451	-	82,322
Total Sales	$575,894	$185,926	$(5,278)	$756,542

Adjusted EBITDA	$60,663	$20,716	$(17,334)	$64,045

Spartan Motors, Inc. and Subsidiaries
Sales and Other Financial Information by Business Segment
(Unaudited)

Year Ended December 31, 2018 (in thousands of dollars)

	Business Segments
	Fleet Vehicles & Services	Specialty Chassis & Vehicles	Other	Consolidated
Fleet vehicle sales	$297,627	$10,221	$(10,221)	$297,627
Motorhome chassis sales	-	149,533	-	149,533
Other specialty chassis and vehicles	-	22,570	-	22,570
Aftermarket parts and assemblies	89,922	10,875	-	100,797
Total Sales	$387,549	$193,199	$(10,221)	$570,527

Adjusted EBITDA	$26,680	$18,620	$(9,915)	$35,385

Spartan Motors, Inc. and Subsidiaries
Sales and Other Financial Information by Business Segment
(Unaudited)

Three Months Ended December 31, 2019 (in thousands of dollars)

	Business Segments
	Fleet Vehicles & Services	Specialty Chassis & Vehicles	Other	Consolidated
Fleet vehicle sales	$122,593	$-	$-	$122,593
Motorhome chassis sales	-	25,306	-	25,306
Other specialty chassis and vehicles	-	19,371	-	19,371
Aftermarket parts and assemblies	9,955	2,735	-	12,690
Total Sales	$132,548	$47,412	$-	$179,960

Adjusted EBITDA	$21,076	$6,608	$(4,098)	$23,586

Spartan Motors, Inc. and Subsidiaries
Sales and Other Financial Information by Business Segment
(Unaudited)

Three Months Ended December 31, 2018 (in thousands of dollars)

	Business Segments
	Fleet Vehicles & Services	Specialty Chassis & Vehicles	Other	Consolidated
Fleet vehicle sales	$102,710	$2,904	$(2,904)	$102,710
Motorhome chassis sales	-	33,890	-	33,890
Other specialty chassis and vehicles	-	6,002	-	6,002
Aftermarket parts and assemblies	28,299	3,015	-	31,314
Total Sales	$131,009	$45,811	$(2,904)	$173,916

Adjusted EBITDA	$6,476	$5,301	$(2,425)	$9,352

Sales and Other Financial Information by Business Segment
(Unaudited)

Period End Backlog (amounts in thousands of dollars)
	Dec. 31, 2019	Sept. 30, 2019	Jun. 30, 2019	Mar. 31, 2019	Dec. 31, 2018
Fleet Vehicles and Services*	$305,876	$223,753	$272,399	$188,528	$218,775
Motorhome Chassis *	20,097	26,719	31,852	28,470	36,584
Other Vehicles	10,062	11,769	-	-	-
Aftermarket Parts and Accessories	575	1,459	565	667	1,072
Total Specialty Chassis & Vehicles	30,734	39,947	32,417	29,137	37,656

Total Backlog	$336,610	$263,700	$304,816	$217,665	$256,431

* Anticipated time to fill backlog orders at December 31, 2019; two-12 months for Fleet Vehicles and Services; less than one month to 12 months for Specialty Chassis and Vehicles.

Reconciliation of Non-GAAP Financial Measures

This release contains adjusted EBITDA (earnings before interest, taxes, depreciation and amortization), which is a non-GAAP financial measure. This non-GAAP measure is calculated by excluding items that we believe to be infrequent or not indicative of our continuing operating performance. In the fourth quarter of 2019, in connection with the divestiture of our ER business, we refined the definition of adjusted EBITDA as income from continuing operations before interest, income taxes, depreciation and amortization, as adjusted to eliminate the impact of restructuring charges, acquisition related expenses and adjustments, non-cash stock-based compensation expenses, and other gains and losses not reflective of our ongoing operations. Adjusted EBITDA for all prior periods presented have been recast to conform to the current presentation.

We present the non-GAAP measure adjusted EBITDA because we consider it to be an important supplemental measure of our performance. The presentation of adjusted EBITDA enables investors to better understand our operations by removing items that we believe are not representative of our continuing operations and may distort our longer-term operating trends. We believe this measure to be useful to improve the comparability of our results from period to period and with our competitors, as well as to show ongoing results from operations distinct from items that are infrequent or not indicative of our continuing operating performance. We believe that presenting this non-GAAP measure is useful to investors because it permits investors to view performance using the same tools that management uses to budget, make operating and strategic decisions, and evaluate our historical performance. We believe that the presentation of this non-GAAP measure, when considered together with the corresponding GAAP financial measures and the reconciliations to that measure, provides investors with additional understanding of the factors and trends affecting our business than could be obtained in the absence of this disclosure.

Our management uses adjusted EBITDA to evaluate the performance of and allocate resources to our segments. Adjusted EBITDA is also used, along with other financial and non-financial measures, for purposes of determining annual and long-term incentive compensation for our management team.

Financial Summary (Non-GAAP)
(In thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,				Twelve Months Ended December 31,
Spartan Motors, Inc.	2019	% of sales	2018	% of sales	2019	% of sales	2018	% of sales
Income from continuing operations	$14,285	7.9%	$4,416	2.5%	$36,790	4.9%	$18,116	3.2%
Net (income) loss attributable to non-controlling interest	(154)		-		(140)		-
Add (subtract):
Restructuring and other related charges	46		152		316		662
Acquisition related expenses and adjustments	1,544		1,150		3,531		1,952
Non-cash stock-based compensation expense	1,403		949		5,281		4,027
Deferred tax asset adjustment	-		(14)		135		(313)
Tax effect of adjustments	(619)		(440)		(2,056)		(1,433)
Adjusted net income	$16,505	9.2%	$6,213	3.6%	$43,857	5.8%	$23,011	4.0%

Income from continuing operations	$14,285	7.9%	$4,416	2.5%	$36,790	4.9%	$18,116	3.2%
Net (income) loss attributable to non-controlling interest	(154)		-		(140)		-
Add (subtract):
Depreciation and amortization	2,028		1,562		6,073		6,214
Taxes on income	3,426		860		10,355		3,334
Interest expense	1,008		263		1,839		1,080
EBITDA	$20,593	11.4%	$7,101	4.1%	$54,917	7.3%	$28,744	5.0%

Add (subtract):
Restructuring and other related charges	46		152		316		$662
Acquisition related expenses and adjustments	1,544		1,150		3,531		1,952
Non-cash stock-based compensation expense	1,403		949		5,281		4,027
Adjusted EBITDA	$23,586	13.1%	$9,352	5.4%	$64,045	8.5%	$35,385	6.2%

Diluted net earnings per share	$0.40		$0.12		$1.03		$0.52
Add (subtract):
Restructuring and other related charges	-		-		-		0.02
Acquisition related expenses and adjustments	0.04		0.03		0.11		0.06
Non-cash stock-based compensation expense	0.05		0.03		0.15		0.11
Deferred tax asset adjustment	-		-		-		(0.01)
Tax effect of adjustments	(0.02)		(0.01)		(0.05)		(0.04)
Adjusted diluted net earnings per share	$0.47		$0.17		$1.24		$0.66

Financial Summary (Non-GAAP)
Consolidated
(In thousands, except per share data)
(Unaudited)

	Forecast Year Ending December 31, 2020
	Low	Mid	High
Income from continuing operations	$36,978	$39,786	$42,594
Add:
Depreciation and amortization	11,098	11,098	11,098
Interest expense	1,048	1,048	1,048
Taxes	10,428	11,220	12,012
EBITDA	$59,552	$63,152	$66,752

Add (subtract):
Non-cash stock-based compensation and other charges	6,800	6,800	6,800
Adjusted EBITDA	$66,352	$69,952	$73,552

Earnings per share	$1.04	$1.12	$1.20
Add:
Non-cash stock-based compensation and other charges	0.19	0.19	0.19
Less tax effect of adjustments	(0.03)	(0.03)	(0.03)
Adjusted earnings per share	$1.20	$1.28	$1.36